Exhibit 99.2

745 Seventh Avenue New York, NY 10019 United States

February 27, 2012

CONSENT OF BARCLAYS CAPITAL INC.

We hereby consent to (i) the inclusion of our opinion letter, dated October 16, 2011, to the Board of Directors of Kinder Morgan, Inc. (the “Company”), as an Annex to the information statement/proxy statement/prospectus that forms a part of Post-Effective Amendment No. 1 to the Registration Statement on Form S-4 of the Company, as filed by the Company on February 27, 2012 (the “Registration Statement”), relating to the proposed business combination transaction between the Company and El Paso Corporation and (ii) the references in the Registration Statement to such opinion and our firm in the Registration Statement under the headings “SUMMARY — Opinions of Kinder Morgan’s Financial Advisors,” “SUMMARY — Financing,” “RISK FACTORS — Risk Factors Relating to the Transactions,” “THE TRANSACTIONS — Background of the Transactions,” “THE TRANSACTIONS — Recommendation of Kinder Morgan’s Board of Directors and Reasons for the Transactions,” “THE TRANSACTIONS — Opinions of Kinder Morgan’s Financial Advisors,” and “DESCRIPTION OF THE DEBT FINANCING.”

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations adopted by the U.S. Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the U.S. Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Very truly yours,

BARCLAYS CAPITAL INC.

By:	/s/ Christopher L. Watson
Name:	Christopher L. Watson
Title:	Managing Director